Exhibit 99.2

Press Release

Albemarle Announces Two-for-One Stock Split and Increases Dividend

RICHMOND, VA. Albemarle Corporation (NYSE: ALB) announced today that its Board of Directors approved a two-for-one split of the Company’s common stock and an increase to the regular quarterly dividend. The dividend represents the thirteenth consecutive year the Company has increased the dividend.

Each shareholder of record at the close of business on February 20, 2007, will be issued one additional share of common stock for every issued and outstanding share owned as of that date. The distribution will be made on March 1, 2007. Trading of Albemarle shares on a split-adjusted basis will begin at the start of trading on March 2, 2007. As a result of the stock split, the number of shares outstanding will increase to approximately 95 million shares.

In addition, the Board of Directors increased the regular quarterly dividend to 10.5 cents a share from 9.0 cents, a 16.7 percent increase, on a post-split basis. The dividend is payable on April 1, 2007, to shareholders of record at the close of business on March 15, 2007.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. Learn more about Albemarle at http://www.albemarle.com.

For more information:

Albemarle Corporation, Ms. Nicole Daniel, Investor Relations, +1 804 788-6096 or nicole_daniel@albemarle.com

Albemarle Corporation, Ms. Sherry Knapp, Investor Relations, +1 804 788-6107 or sherry_knapp@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.